Exhibit 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: February 9, 2021

Coöperatieve Aescap Venture I U.A.

By:	/s/Patrick Krol | /s/Hans Bosman
Name: Aescap Venture Management B.V., represented by Patrick Krol and Hans Bosman
Title: Managing Directors

Aescap Venture Management B.V.

By:	/s/Patrick Krol | /s/Hans Bosman
Name: Patrick Krol and Hans Bosman
Title: Managing Directors

Patrick Johan Hendrik Krol

By:	/s/Patrick Johan Hendrik Krol

Johan Gerhard Bosman

By:	/s/Johan Gerhard Bosman

Michiel Alexander de Haan

By:	/s/Michiel Alexander de Haan